Ides Capital Files Definitive Proxy Materials and Sends Letter to Boingo Wireless Stockholders

Believes that Boingo's Stockholders Have Suffered Long Enough from Company's Poor Performance
The Time is Now for a Refreshed Board at Boingo to Address Egregious Corporate Governance Missteps
Ides' Two Highly-Qualified Nominees for the Boingo Board Would Bring Much-Needed Fresh Perspective and Ability to Implement Value Creating Changes at the Company
Vote FOR Ides' Nominees on the GOLD Proxy Card Today
May 03, 2016 11:28 AM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)--Ides Capital Management LP ("Ides Capital") today mailed a letter to stockholders of Boingo Wireless, Inc. (NASDAQ: WIFI) ("Boingo" or "the Company") from Dianne McKeever, Chief Investment Officer of Ides, accompanying definitive proxy materials supporting the election of Ides' two highly-qualified nominees to the Boingo Board.
"We strongly believe that change is needed now at Boingo to reverse the Company's woeful and long-running operational and stock price underperformance," said Robert Longnecker, Partner, Ides Capital. "The Company has failed to take any meaningful steps to address stockholders' concerns, and the Board's decision to next year allow stockholders a say on declassifying the Board is too little too late. We believe that, with the right fixes, Boingo could achieve a stock price of up to 100% above current levels, and that our nominees can help the Company reach its full potential."
In its letter to stockholders, Ides highlights the following points:
•	Boingo's stockholders have for too long endured the relentless underperformance of the Company's shares, driven by poor operating results and a failure to scrutinize returns on capital;
•	The Company's bloated executive compensation practices are highly disconnected from Boingo's poor performance and are not aligned with the interests of stockholders, the true owners of Boingo;
•
Corporate governance at Boingo is a disaster that remains unaddressed or under-addressed by the Company's Board of Directors (as evidenced by consistently low governance ratings from proxy advisory firms ISS and Glass Lewis) – and the reactive steps they have taken as a result of Ides' involvement are "too little too late";

•
The incumbent Board of Directors at Boingo has failed to deliver value for stockholders, a pattern that is in keeping with the value-destroying oversight of two of Boingo's incumbent Directors – Charles Boesenberg and Terry Jones – as CEOs of publicly traded companies;

•
Ides' two highly-qualified nominees (and stockholders in Boingo) Karen Finerman and Bradley Stewart, would be poised to refresh the Boingo Board with new perspectives and skill sets and work constructively with other Directors to drive value creation for all stockholders.

Vote FOR Ides' Nominees Karen Finerman and Bradley Steward on the GOLD Proxy Card Today.
The full text of Ides' letter to Boingo stockholders can be found at this link: http://www.okapivote.com/boingo/Ides%20-%20Boingo%20-%20Letter%20Dated%20May%203.pdf
About Ides Capital Management LP
Ides Capital Management LP is a New York-based investment advisor focused on small and mid-capitalization public companies that are deeply undervalued and provide a margin of safety. Ides seeks to constructively engage with management teams and corporate boards to implement positive changes to drive long-term value to the benefit of all stockholders and to improve corporate governance practices, including a strong focus on boardroom diversification.
Contacts
Investors:
Okapi Partners
Bruce H. Goldfarb / Patrick McHugh / Lydia Mulyk
212-297-0720
or
Media:
Sloane & Company
Dan Zacchei / Joe Germani
212-486-9500
Dzacchei@sloanepr.com or Jgermani@sloanepr.com